As filed with the Securities and Exchange Commission on March 23, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-4066827
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Washington Blvd
Stamford, CT 06902
(203) 883-9490

(Address of Principal Executive Offices)

SpringWorks Therapeutics, Inc. 2019 Stock Option and Equity Incentive Plan

SpringWorks Therapeutics, Inc. 2019 Employee Stock Purchase Plan

(Full Title of the Plans)

Saqib Islam
Chief Executive Officer
100 Washington Blvd
Stamford, CT 06902
(203) 883-9490

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley Taft, Esq.

Laurie A. Burlingame, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.0001 par value per share	2,150,304 shares	(2)	$28.72	(4)	$61,756,730.88	$8,017
Common Stock, $0.0001 par value per share	430,061 shares	(3)	$24.41	(5)	$10,497,789.01	$1,363
Total	2,580,365 shares				$72,254,519.89	$9,380

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents an automatic increase to the number of shares available for issuance under the Registrant’s 2019 Stock Option and Equity Incentive Plan (the “Equity Incentive Plan”), effective as of January 1, 2020. Shares available for issuance under the Equity Incentive Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 29, 2019 (Registration No. 333-234365).
(3)	Represents an automatic increase to the number of shares available for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”), effective as of January 1, 2020. Shares available for issuance under the ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 29, 2019 (Registration No. 333-234365).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $28.72, the average (rounded to the nearest cent) of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 19, 2020.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, and based on 85% of $28.72, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 19, 2020. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of the Registrant’s common stock, par value $0.0001 (the “Common Stock”) under the Registrant’s 2019 Stock Option and Equity Incentive Plan (the “Equity Incentive Plan”) and 2019 Employee Stock Purchase Plan (the “ESPP”).

The number of shares of Common Stock reserved and available for issuance under the Equity Incentive Plan is subject to an automatic annual increase on each January 1, beginning on January 1, 2020, by an amount equal to five percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator of the Equity Incentive Plan (as defined in the Equity Incentive Plan). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the 2019 Private Plan increased by 2,150,304 shares.

The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, beginning on January 1, 2020, by the lesser of (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 663,229 shares of Common Stock, or (iii) such amount as determined by the Administrator of the ESPP (as defined in the ESPP). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 430,061 shares.

This Registration Statement on Form S-8 registers these additional 2,580,365 shares of Common Stock. The additional shares are of the same class as other securities relating to the plans for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-234365) on October 29, 2019 is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-234365) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, Connecticut on the 23rd day of March, 2020.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s/ Saqib Islam
Saqib Islam, J.D.
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Saqib Islam as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Saqib Islam	Chief Executive Officer, Director	March 23, 2020
Saqib Islam, J.D.	(Principal Executive Officer)

/s/ Francis I. Perier, Jr.	Chief Financial Officer	March 23, 2020
Francis I. Perier, Jr.	(Principal Financial Officer)

/s/ Daniel S. Lynch	Chairman	March 23, 2020
Daniel S. Lynch, M.B.A.

/s/ Alan Fuhrman	Director	March 23, 2020
Alan Fuhrman

/s/ Freda Lewis-Hall	Director	March 23, 2020
Freda Lewis-Hall, M.D., DFAPA

/s/ Jeffrey Schwartz	Director	March 23, 2020
Jeffrey Schwartz, M.B.A.

/s/ Stephen Squinto	Director	March 23, 2020
Stephen Squinto, Ph.D.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of SpringWorks Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on September 17, 2019 (File No. 001-39044)).
4.2	Amended and Restated Bylaws of SpringWorks Therapeutics, Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K, filed on September 17, 2019 (File No. 001-39044)).
4.3	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated August 30, 2019 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended, filed on September 3, 2019 (File No. 333-233351)).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	2019 Stock Option and Equity Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended, filed on September 3, 2019 (File No. 333-233351)).
99.2	2019 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended, filed on September 3, 2019 (File No. 333-233351)).

*	Filed herewith.